EXHIBIT 5
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                       PORTER, WRIGHT, MORRIS & ARTHUR LLP
                              41 South High Street
                            Columbus, Ohio 43215-6194
                             Telephone: 614/227-2000
                             Facsimile: 614/227-2100


                                  June 28, 2000



Insilco Holding Co.
425 Metro Place North, Fifth Floor
Dublin, Ohio 43017

       Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8 Amended Insilco Holding Co. and Insilco Corporation Equity Unit Plan (the "Plan")

Ladies and Gentlemen:

       We have acted as counsel for Insilco Holding Co., a Delaware corporation ("Insilco"), in connection with the Post-Effective Amendment No.1 to Registration Statement on Form S-8 (the "Registration Statement"), filed by Insilco with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 35,171 shares of Insilco common stock, $.001 par value (the "Shares"), to be issued under the Plan.

       In connection with this opinion, we have examined such corporate records, documents, and other instruments of the registrant as we have deemed necessary.

       Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        /s/ Porter, Wright, Morris & Arthur LLP

                                        PORTER, WRIGHT, MORRIS & ARTHUR LLP